Exhibit 99.1

NORTHWAY FINANCIAL, INC.             9 Main Street
               Berlin, New Hampshire 03570

Contact:       Richard P. Orsillo
Senior Vice President
and Chief Financial Officer
603-752-1171                                          FOR IMMEDIATE RELEASE

NORTHWAY FINANCIAL, INC. ANNOUNCES SECOND QUARTER
RESULTS AND DECLARES QUARTERLY DIVIDEND

Berlin, NH, August 1, 2007. Northway Financial, Inc. (the “Company”) (NASDAQ: NWFI) reported net income for the quarter ended June 30, 2007 of $816,000, or $0.54 per share-basic, compared to $756,000, or $0.51 per share-basic, for the same quarter in 2006, an increase of $60,000, or 7.9%. Net income for the six months ended June 30, 2007 was $1,662,000, or $1.11 per share-basic, compared to $1,836,000, or $1.23 per share-basic, for the six months ended June 30, 2006, a decrease of $174,000, or 9.5%.

Commenting on the second quarter results, William J. Woodward, President and Chief Executive Officer of the Company stated:

“The difficult interest rate environment that we, and other banks and bank holding companies, have noted in previous quarters, continued through the second quarter of this year.  However, we are pleased to report that our efforts to increase deposits and loans are reflected in the improved results this quarter, compared to a year ago.

As part of management’s ongoing effort to control costs while continuing to offer excellent customer service, effective October 12, 2007, we will consolidate the loans and deposits of our two branches located in Downtown Belmont and Downtown Tilton into our Tilton Branch located at Exit 20 of Interstate 93. Both of these branches were acquired in April 2006 from Washington Mutual, and are located close to the Tilton Exit 20 Branch as well as other existing Northway branches.  The decision to consolidate them with this branch was made only after careful analysis indicated that our customers at the two Downtown Branches could continue to be well-served by our full-service branch at Exit 20, where we recently began offering Sunday hours to strengthen our commitment to customer service in this important market.”

On July 31, 2007, the Board of Directors declared a dividend of $0.20 cents per share, payable on August 20, 2007 to shareholders of record on August 10, 2007.

Net interest and dividend income for the second quarter of 2007 was $5,472,000 compared to $5,646,000 for the second quarter of 2006, a decrease of $174,000. The provision for loan losses for the second quarter of 2007 increased $90,000 to $210,000, compared to $120,000 for the second quarter of the previous year. Net securities gains for the quarter increased $167,000 to $206,000 compared to $39,000 for the same period last year. Other noninterest income for the quarter increased $49,000 to $1,332,000 compared to $1,283,000 for the same period last year. Other operating expense was $5,876,000 for the quarter compared to $5,921,000 for the same period last year, a decrease of $45,000.

Net interest and dividend income for the six months ended June 30, 2007 decreased $634,000 to $10,656,000 compared to $11,290,000 for the same period last year. The provision for loan losses for the first six months of 2007 increased $105,000 to $330,000 compared to $225,000 for the first six months of 2006. Securities gains for the first six months of 2007 increased $98,000 to $347,000 compared to $249,000 for the same period last year. Other noninterest income year-to-date decreased $7,000 to $2,636,000 compared to $2,643,000 for the same period last year. Other operating expense decreased $222,000 to $11,398,000 for the first six months of 2007 compared to $11,620,000 for the same period last year.

At June 30, 2007, the Company had total assets of $689,954,000 compared to $640,262,000 at June 30, 2006, an increase of $49,692,000. Loans, including loans held-for-sale, at June 30, 2007 increased $12,840,000 to $475,583,000 compared to $462,743,000 at June 30, 2006. Investments increased $34,270,000 to $157,017,000 compared to $122,747,000 at June 30, 2006. Total deposits were $497,896,000 at June 30, 2007 compared to $473,744,000 at June 30, 2006, an increase of $24,152,000. Total borrowings increased $29,437,000 to $136,426,000 at June 30, 2007 compared to $106,989,000 at June 30, 2006. Total equity increased $1,447,000 to $51,782,000 at June 30, 2007 compared to $50,335,000 at June 30, 2006.

Northway Financial, Inc., headquartered in Berlin, New Hampshire, is a bank holding company. Through its subsidiary bank, Northway Bank, the Company offers a broad range of financial products and services to individuals, businesses and the public sector from its full-service banking offices.

Certain statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of the words “expect,” “believe,” “estimate,” “will” and other expressions which predict or indicate future trends and which do not relate to historical matters. Forward-looking statements may include, but are not limited to, expectations for impact of changes in our branch network on new products, on noninterest income and expense, projections of revenue, income or loss, and plans related to products or services of the Company and its subsidiary. Such forward-looking statements are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company. The Company’s actual results could differ materially from those projected in the forward-looking statements as the result of, among other factors, changes in interest rates, a prolonged continuation of the current interest rate environment, changes in the securities or financial markets, a deterioration in general economic conditions on a national basis or in the local markets in which the Company operates, including changes in local business conditions resulting in rising unemployment and other circumstances which adversely affect borrowers’ ability to service and repay our loans, changes in loan defaults and charge-off rates, reduction in deposit levels necessitating increased borrowing to fund loans and investments, the passing of adverse government regulation, and changes in assumptions used in making such forward-looking statements. These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Northway Financial, Inc.
Selected Consolidated Financial Data
(Unaudited)
(In thousands, except for ratios and per share amounts)

Period end balance sheet data:	June 30,
	2007	2006

Total assets	$689,954	$640,262
Loans, net (1)	475,583	462,743
Investments (2)	157,017	122,747
Deposits	497,896	473,744
Borrowings	136,426	106,989
Stockholders’ equity	51,782	50,335

Book value per share	$34.66	$33.71
Tangible book value per share (3)	26.16	24.67
Leverage ratio	9.09%	9.01%
Shares outstanding	1,494,174	1,491,174

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
Operating results:	2007	2006	2007	2006
Net interest and dividend income	$5,472	$5,646	$10,656	$11,290
Securities gains, net	206	39	347	249
Other noninterest income	1,332	1,283	2,636	2,643
Loan loss provision	210	120	330	225
Other operating expense	5,876	5,921	11,398	11,620
Income before tax	924	927	1,911	2,337
Income tax expense	108	171	249	501
Net income	$816	$756	$1,662	$1,836

Earnings per share-basic	$0.54	$0.51	$1.11	$1.23
Return on average assets	0.49%	0.48%	0.50%	0.59%
Return on average equity	6.19%	5.96%	6.36%	7.27%

1Net of unearned income and the allowance for loan losses. Includes loans held-for-sale.
2Includes federal funds sold, Federal Home Loan Bank stock and investment securities available-for-sale.
3Includes a deduction of $12,786 and $12,027 for goodwill, core deposit intangible and mortgage servicing assets for 2007 and 2006, respectively